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PROSPECTUS

6,723,335 Common Shares

Spescom Software Inc.

        The selling shareholders named in this prospectus are offering up to 6,723,335 of our common shares, including 3,608,335 common shares to be issued upon the exercise of options and warrants. We will not receive any of the proceeds from their sale of our shares, but if the selling shareholders pay the exercise price under any of the options or warrants in cash, we will use those proceeds for general corporate purposes, including working capital.

        Our common shares are currently listed on the Over the Counter Bulletin Board ("OTCBB"). Our trading symbol is SPCO.OB.

        Investing in our shares involves a high degree of risk. See "Risk Factors" beginning on page 6 of this prospectus to read about the risks you should consider before buying our shares.

        The selling shareholders are offering these common shares. The selling shareholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common shares are then traded, in negotiated transactions or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The selling shareholders will receive all proceeds from the sale of the common shares. For additional information on the methods of sale, you should refer to the section entitled "Plan of Distribution."

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 16, 2005

        You may only rely on the information contained in this prospectus or that we have referred you to. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common shares offered by this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any common shares in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

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INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements in "Summary," "Risk Factors," "Use of Proceeds" and elsewhere in this prospectus, including those using words such as "believes," "expects," "intends," "estimates," "projects," "predicts," "assumes," "anticipates," "plans," and "seeks" and comparable terms, are forward-looking statements. Forward-looking statements are not statements of historical fact and reflect our views and assumptions as of the date of this prospectus regarding future events and operating performance.

        All forward-looking statements address matters that involve risks and uncertainties. There are important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to those described under "Risk Factors," including the following:

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    The Company's control by and indebtedness to Spescom Ltd.

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    Our dependence on a small number of new customers

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    The fluctuation of our operating results

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    A developing market and rapid technological changes

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    Our lack of product diversification

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    Potential violation of our intellectual property rights

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    Our dependence on third-party software providers

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    Potential intellectual property infringement claims by third parties

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    Potential product liability claims by customers

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    Our potential inability to compete effectively

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    Potential difficulty for investors to sell their shares of common stock in the Company

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    Potential volatility of the market price of the Company's common stock

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    The exercise of outstanding options and warrants would dilute the Company's stock

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    Fluctuations in foreign currency exchange rates

        This list of factors is not exhaustive and should be read with the other cautionary statements that are included in this prospectus.

        If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from our projections. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to, among other things, our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this prospectus that could cause actual results to differ from those discussed in the forward-looking statements before making an investment decision. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

        This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in us. You should read the entire prospectus carefully, including the sections entitled "Risk Factors," "Information Regarding Forward-Looking Statements" together with the more detailed information in the financial statements and the accompanying notes in our annual report on Form 10-K for the fiscal year ended September 30, 2004 and our quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2004, before making an investment decision. In this prospectus, references to the "Company," "we," "us" or "our" refer to Spescom Software Inc., except where the context otherwise requires.

Our Company

        This summary highlights information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in us. You should read the entire prospectus carefully, including the sections entitled "Risk Factors," "Information Regarding Forward-Looking Statements" together with the more detailed information in the financial statements and the accompanying notes in our annual report on Form 10-K for the fiscal year ended September 30, 2004, before making an investment decision. In this prospectus, references to the "Company," "we," "us" or "our" refer to Spescom Software Inc., except where the context otherwise requires.

Our Company

Overview

        Spescom Software Inc. (the "Company") was founded and incorporated as a California corporation in 1981 and is headquartered in San Diego, California with an international sales and support subsidiary in London, United Kingdom. The Company develops, markets and supports eB®, its integrated suite of collaborative document, configuration and records management software solutions. The Company's eB suite is a set of software technologies that support, improve and enable collaboration among legacy enterprise solutions. The eB suite enables the efficient capture, management and distribution of all types of information across an enterprise. eB's integration of document, configuration and records management functionality onto a single platform is a major differentiator and significant competitive advantage that allows the Company to address the information management needs of an enterprise in a more holistic manner than solutions provided by other vendors.

        In 2000, the Company acquired the rights to certain configuration management technology and skills from Spescom Ltd. ("Spescom Ltd."), which at the same time acquired a controlling interest in the Company. From this combination of document and configuration management technologies and skills, the Company began doing business as Spescom Software Inc. on October 1, 2001. As of February 1, 2005, Spescom Ltd. owned approximately 60% of the outstanding shares of the Company after giving effect to the conversion of the shares of the Company's Series F Preferred Stock held by Spescom Ltd.

        The document/content management technology developed by the Company and integrated with the configuration management technology developed by Spescom Ltd. provides a powerful solution to the business and information management challenges faced by enterprises that design, build, manage and operate complex products and assets. The combined document and configuration management capabilities of the eB software suite enables it to provide full IDM functionality together with PDM functionality at price points that satisfy a broad range of user needs. The eB suite enables the management of all unstructured information (documents/content) as well as structured information (product/asset/process) on a single platform, thereby enabling change to be managed across both environments.

        The Company's integrated document, configuration and records management (iDCR) solutions enable all requirements (design, safety, environmental, etc.), all documents, structured and unstructured, within an enterprise (including office documents, emails, CAD drawings, images, voice and computer print outs), and all data on products, assets, processes, projects and people to be captured, identified and inter-linked. This results in a unified and structured view of all enterprise information and promotes rapid access to relevant information by authorized users in context to their tasks and functions. eB's collaborative workspace environment provides an automated closed-loop change management process that ensures information integrity throughout the enterprise and compliance with legal, regulatory, corporate, audit and quality requirements.

        The Company is building its business strategies around two core strengths. First, the Company's software and related services solve critical and recurring problems for companies operating in complex, asset-intensive industries. Second, the Company's software solutions have clear and significant architectural advantages that enable the Company to offer high value solutions to the Company's users as well as to distinguish itself from its competitors. To capitalize on these strengths, the Company has instituted the following strategic initiatives:

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Continue to develop and position eB as a critical but complementary enterprise platform.

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Continue investment in the Company's direct sales force.

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Enter new markets through increased investment in and expansion of strategic partnerships.

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Outsource non-core operations.

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Opportunistic investing in technology.

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Increase Company's market presence.

        The Company intends to continue to extend its position as a technology leader in developing and marketing integrated document, configuration and records management solutions. The Company intends to do this by continuing to enhance the features and functionality of its current products, including tools to allow users to customize the GUIs, designing additional APIs to simplify tailoring by both users and application developers, administrative tools to enable systems operators to easily setup and make changes to the system and add tighter integration with other third party CAD, GIS and EAM products. Through this enhanced functionality and integration the Company's products can provide even faster deployment and greater management control of enterprise information. Through leveraging its technology, the Company also plans to introduce new products and product extensions which are complementary to its existing suite of products and which address both existing and emerging market needs.

        During 2004, the Company released eB Version 14, which represents the Company's next generation based on the Microsoft.Net architecture. This platform will provide the foundation for the migration of existing customers to the new architecture and for future applications in development. The Company expects that the migration of existing customers will take place over the next 12 to 24 months. During fiscal 2005, the Company is continuing its efforts to enhance its records management capabilities with a view to fully complying with Department of Defense records management standard 5015.2. In addition, the Company is continuing to develop specific applications for the vertical markets on which the Company has focused. The Company believes that the modular and open nature of eB provides an excellent platform for these market applications. The Company is a member of the Microsoft Developer Network (MSDN), which allows the Company to properly plan for support of the latest Microsoft environments.

This Offering

Shares offered by the selling shareholders	6,723,335, including 3,608,335 shares of common stock issuable upon exercise of warrants and options (collectively, the "Warrants")
Use of proceeds
We will not receive any proceeds from the sale of common shares by the selling shareholders. The proceeds from this offering are solely for the account of the selling shareholders. We will receive proceeds from any exercise of the Warrants. Any net proceeds that we receive from any exercise of the Warrants will be used for general corporate purposes, including working capital for our business.
Risk factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 6.
OTC Bulletin Board Trading Symbol	SPCO.OB

RISK FACTORS

        An investment in our shares involves a high degree of risk. Before making an investment decision, you should carefully consider all of the risks described in this prospectus. If any of the risks discussed in this prospectus actually occur, our business, financial condition and results of operations could be materially and adversely affected. If this were to happen, the price of our shares could decline significantly and you may lose all or a part of your investment. The risk factors described below are not the only ones that may affect us. Additional risks and uncertainties that we do not currently know about or that we currently deem immaterial may also adversely affect our business, financial condition and results of operations. Our forward-looking statements in this prospectus are subject to the following risks and uncertainties. Our actual results could differ materially from those anticipated by our forward-looking statements as a result of the risk factors below. See "Information Regarding Forward-Looking Statements."

The Company has a history of significant losses. If we do not sustain profitability, our financial condition and stock price could suffer.

        Although the Company recorded a profit of $48,000 in fiscal 2004, the Company has a history of losses and may incur losses in the foreseeable future. We incurred net losses of $5,769,000 and $3,004,000 for the fiscal years ended September 30, 2002 and 2003 and $2,878,000 for the fiscal quarter ended December 31, 2004. As of September 30, 2004, our accumulated deficit was $84,543,000. If revenues do not reach the levels the Company anticipates, or if operating expenses exceed the Company's expectations, the Company may not be able to sustain profitability in the near future or at all. If the Company is unable to sustain profitability at satisfactory levels, its financial condition and stock price could be materially adversely affected.

The Company will be controlled by Spescom Ltd. and its subsidiaries ("Spescom Ltd.") as long as Spescom Ltd. owns a majority of the Company's common stock, and the Company's other shareholders will be unable to affect the outcome of shareholder voting during such time.

        As of February 1, 2005, Spescom Ltd. owned 27,408,249 shares of common stock, or approximately 60%, of the Company's outstanding common stock on a fully-diluted basis. As long as Spescom Ltd. owns a majority of the Company's outstanding common stock, Spescom Ltd. will continue to be able to elect a majority of the Company's board of directors and to remove the entire board of directors, with or without cause, without calling a special meeting. Moreover, it is likely that Spescom Ltd.'s percentage ownership of the Company's common stock could drop to a level substantially below 50% without affecting Spescom Ltd.'s ability to retain control of the Company. As a result, Spescom Ltd. will likely continue to control for the foreseeable future all matters affecting the Company, including, but not limited to:

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  the composition of the Company's board of directors and, through it, any determination with respect to the Company's business direction and policies, including the appointment and removal of officers;

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  the allocation of business opportunities that may be suitable for the Company and Spescom Ltd.;

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  any determinations with respect to mergers or other business combinations or extraordinary transactions;

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  the Company's acquisition or disposition of assets; and

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  the Company's financing.

        Spescom Ltd. is not prohibited from selling a controlling interest in us to a third party. As a result, the Company could become subject to control by a third party at any time.

The Company has borrowed funds from Spescom Ltd., which debts are secured by all of the Company's assets, and the Company may become insolvent if repayment of such debt is due prior to the Company's ability to obtain funds to repay such debt or if the Company fails to restructure such debt.

        At December 31, 2004, the Company owed, including accrued but unpaid interest, an aggregate amount of $574,000 to Spescom Ltd. Interest accrues on such debt at an annual interest rate of 10%, and such debt is secured by a security interest in favor of Spescom Ltd. on all of the Company's assets. Spescom Ltd. has agreed to extend the maturity date on such debt until October 2005. If the Company is unable to generate sufficient cash flow from its operations, secure funds from the capital markets or lenders or restructure its debt to Spescom Ltd., the Company will become insolvent.

The Company may not be able to rely on Spescom Ltd. to fund its future capital requirements, and financing from other sources may not be available on favorable terms or at all.

        Although the Company in the past has received funding from Spescom Ltd. for working capital purposes, and Spescom Ltd. has stated that it intends to continue to provide support to the Company if necessary, such additional financing is not assured. The Company may need financing in the future and such financing from Spescom Ltd. or other sources may not be available on favorable terms or at all. In addition, if Spescom Ltd. is otherwise able to provide additional loans on terms acceptable to the Company, the funding of such loans may be delayed or prevented by currency exchange regulations of the Republic of South Africa, under which Spescom Ltd. is required to apply for and obtain the approval of the South African Reserve Bank before providing any funds to the Company.

        The Company believes its capital requirements will vary greatly from quarter to quarter, depending on, among other things, capital expenditures, fluctuations in its operating results, financing activities, investments and third party costs and receivables management. The Company's future liquidity will depend on its ability to generate new system sales of its eB product suite in the near term, which cannot be assured. Failure to generate sufficient system sales to meet the Company's cash flow needs can be expected to have a material adverse effect on the Company's business, results of operations and financial condition. Management believes that the Company's current cash and receivables, as well as additional cash that may be generated from operations, will be sufficient to meet its short-term needs for working capital. However, the Company may not be able to obtain sufficient orders to enable the Company to continue on a cash flow break-even level, which would be necessary to continue operations in the absence of further financing Future equity financings would be dilutive to the existing holders of the Company's common stock. Future debt financings could involve restrictive covenants.

The Company is dependent on sales to a relatively small number of new customers each quarter, and our sales cycle is lengthy. Any failure to close a sale to any customer could have a material adverse effect on our quarterly operating results.

        A small number of customers has typically accounted, and will continue in the future to account, for a large percentage of the Company's annual revenues. Network Rail and Constellation Energy Group accounted for 23% and 15%, respectively, of the Company's revenue for fiscal 2004 while Network Rail accounted for 19% of revenue for fiscal 2003 and 2002. Because of the Company's reliance on sales to relatively few customers, the loss of any sale could have a material adverse effect on the results of its operations in any given quarter. Additionally, a significant portion of the Company's revenues has historically been, and is expected in the future to be, derived from the sale of systems to new customers. The Company generally incurs significant marketing and sales expense prior to entering into a contract with a new customer that generates revenues. The length of time it takes to establish a new customer relationship typically ranges from 6 to 12 months. If the Company is not successful at obtaining significant new customers or if a small number of customers cancel or delay their orders for our products, then our business and prospects could be harmed which may cause the price of the Company's common stock to decline.

The Company's operating results are difficult to predict and fluctuate substantially from quarter to quarter and year to year, which may increase the difficulty of financial planning and forecasting and may result in declines in the Company's stock price.

        The Company's future operating results may vary from the Company's past operating results, are difficult to predict and may vary from year to year due to a number of factors. Many of these factors are beyond the Company's control. These factors include:

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  the potential delay in recognizing revenue from license transactions due to revenue recognition rules which the Company must follow;

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  the tendency to realize a substantial amount of revenue in the last weeks, or even days, of each quarter due to the tendency of some of the Company's customers to wait until quarter or year end in the hope of obtaining more favorable terms;

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  customer decisions to delay implementation of the Company's products;

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  the size and complexity of the Company's license transactions;

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  any seasonality of technology purchases;

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  demand for the Company's products, which can fluctuate significantly;

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  the timing of new product introductions and product enhancements by both the Company and its competitors;

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  changes in the Company's pricing policy;

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  the publication of opinions concerning us, our products or technology by industry analysts;

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  changes in foreign currency exchange rates; and

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  domestic and international economic and political conditions.

        One or more of these factors may cause the Company's operating expenses to be disproportionately high or the Company's gross revenues to be disproportionately low during any given period, which could cause the Company's net revenue and operating results to fluctuate significantly. The Company's operating results have fluctuated significantly in the past. You should not rely on the Company's annual operating results to predict its future results because of the significant fluctuations to which the Company's results are subject.

        As a result of these and other factors, operating results for any fiscal year are subject to significant variation, and the Company believes that period-to-period comparisons of its results of operations are not necessarily meaningful in terms of their relation to future performance. You should not rely upon these comparisons as indications of future performance. It is likely that the Company's future quarterly and annual operating results from time to time will not meet the expectations of public market analysts or investors, which could cause a drop in the price of its common stock.

The Company's market is subject to rapid technological change and if the Company fails to continually enhance its products and services in a timely manner, its revenue and business would be harmed.

        The Company must continue to enhance and improve the performance, functionality and reliability of its products and services in a timely manner. The software industry is characterized by rapid technological change, changes in user requirements and preferences, frequent new product and services introductions embodying new technologies, and the emergence of new industry standards and practices that could render the Company's products and services obsolete. The Company has experienced product development delays in the past, and may experience delays in the future. The Company's failure to continually enhance its products and services in a timely manner would adversely impact its business and prospects. In the past, the Company has also discovered that some of its customers desire additional performance and functionality not currently offered by its products. The Company's success will depend, in part, on its ability to internally develop and license leading technologies to enhance its existing products and services, to develop new products and services that address the increasingly sophisticated and varied needs of its customers, and to respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The Company's product development efforts with respect to its eB product suite are expected to continue to require substantial investments by the Company, and the Company may not have sufficient resources to make the necessary investments. If the Company is unable to adapt its products and services to changing market conditions, customer requirements or emerging industry standards, it may not be able to maintain or increase its revenue and expand its business.

The Company's lack of product diversification means that any decline in price or demand for its products and services would seriously harm its business.

        The eB product suite and related services have accounted for substantially all of the Company's revenue and this situation is expected to continue for the foreseeable future. Consequently, a decline in the price of, or demand for, the eB product suite or related services, or their failure to achieve broad market acceptance, would seriously harm the Company's business.

Significant unauthorized use of the Company's products would result in material loss of potential revenues and the Company's pursuit of protection for its intellectual property rights could result in substantial costs to it.

        The Company's software is licensed to customers under license agreements containing provisions prohibiting the unauthorized use, copying and transfer of the licensed program. Policing unauthorized use of the Company's products is difficult and, while the Company is unable to determine the extent to which piracy of its software products exists, any significant piracy of its products could materially and adversely affect the Company's business, results of operations and financial condition. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as do the laws of the United States, and the Company's means of protecting its proprietary rights may not be adequate.

The Company relies on third party software products incorporated in its products. Any loss of use of such third party software could result in delays in the Company's product shipments.

        The Company relies on certain software that it licenses from third parties, including software that is integrated with internally developed software and used in the Company's products to perform key functions. There can be no assurances that the developers of such software will remain in business, that they will continue to support their products, that their products will otherwise continue to be available to the Company on commercially reasonable terms or that their products are free from bugs or defects. The loss of or inability to maintain any of these software licenses could result in delays or reductions in product shipments until equivalent software can be developed, identified, licensed and integrated, which could adversely affect the Company's business, operating results and financial condition.

If third parties claim that the Company infringes on their patents, trademarks, or other intellectual property rights, it may result in costly litigation or require the Company to make royalty payments.

        The Company is not aware that any of its software products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to its current or future products. The Company expects that software product developers will increasingly be subject to infringement claims. Any such claims, with or without merit, could result in costly litigation, cause product shipment delays, consume significant management time or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect on the Company's business, results of operations and financial condition.

The Company may face product liability claims from its customers.

        The Company's license agreements with its customers usually contain provisions designed to limit its exposure to potential product liability claims. It is possible, however, that the limitation of liability provisions contained in the Company's license agreements may not be effective under the laws of some jurisdictions. A successful product liability claim brought against the Company could result in payment by the Company of substantial damages, which would harm its business, operating results and financial condition and cause the price of its common stock to fall.

        If the Company loses key personnel, or is unable to attract and retain additional key personnel, the Company may not be able to successfully grow and manage its business.

        The Company believes that its future success will depend upon its ability to attract and retain its key technical and management personnel. These employees are not subject to employment contracts. The Company may not be successful in retaining its key employees in the future or in attracting and assimilating replacement or additional key personnel. Any failure in retaining and attracting management personnel may impair its ability to rapidly grow and manage its business.

The Company faces intense competition from several competitors and may be unable to compete successfully.

        The market for the Company's products is intensely competitive, subject to rapid change and significantly affected by new product introductions and other market activities of industry participants. The Company currently encounters competition from a number of public and private companies, including Electronic Document Management System/Enterprise Content Management vendors such as Documentum, FileNet, OpenText, Cimage and Hummingbird; Enterprise Asset Management vendors such as Indus and MRO/Maximo; and to a lesser extent Product Data Management/Product Lifecycle Management vendors such as Matrix I, PTC and EDS. Many of these direct competitors have significantly greater financial, technical, marketing and other resources than the Company. The Company also expects that direct competition will increase as a result of recent consolidation in the software industry.

        The Company also faces indirect competition from systems integrators and VARs. The Company relies on a number of systems consulting and systems integration firms for implementation and other customer support services, as well as for recommendation of its products to potential purchasers. Although the Company seeks to maintain close relationships with these service providers, many of these third parties have similar, and often more established, relationships with the Company's principal competitors. If the Company were unable to develop and retain effective, long-term relationships with these third parties, the Company's competitive position would be materially and adversely affected. Further, these third parties may market software products in competition with the Company in the future and may otherwise reduce or discontinue their relationship with, or support of, the Company and its products.

        In addition, database vendors, such as Oracle, IBM and Microsoft are potential competitors in the future if they acquire competitive technology or otherwise expand their current product offerings. Like the Company's current competitors, these companies have longer operating histories, significantly greater financial, technical, marketing and other resources and name recognition and a larger installed base of customers than the Company. Several of these companies, including Oracle, Microsoft, IBM and others, have well-established relationships with the Company's current and potential customers and strategic partners, as well as extensive resources and knowledge of the enterprise software industry that may enable them to offer a single-vendor solution more easily than the Company can. In addition, the Company's competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products than the Company can. If the Company cannot respond to its competitors adequately and in a timely manner, then it may be required to reduce prices for its products and could suffer reduced gross margins and loss of market share, any of which could harm its business, prospects, financial condition and operating results, causing the price of its common stock to decline. In addition, the Company's past financial losses and customer uncertainty regarding the Company's financial condition are likely to have a material adverse effect on the Company's ability to sell its products in the future against competitors.

The Company's common stock is deemed to be "penny stock," which may make it more difficult for investors to sell their shares due to suitability requirements.

        The Company's common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for the Company's common stock by reducing the number of potential investors. This may make it more difficult for investors in the Company's common stock to sell shares to third parties or to otherwise dispose of them. This could cause the Company's stock price to decline.

The Company's common stock trades sporadically; the market price of the Company's common stock may be volatile.

        The Company's common stock currently trades sporadically on the OTC Bulletin Board. The market for the Company's common stock may continue to be an inactive market, and the market price of the Company's common stock may experience significant volatility. The Company's quarterly results, failure to meet analysts' expectations, announcements by the Company or its competitors regarding acquisitions or dispositions, loss of existing customers, new industry standards or technology, changes in general conditions in the economy, and general market conditions could cause the market price of the common stock to fluctuate substantially. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many technology companies. These price and volume fluctuations often have been unrelated to the operating performance of the affected companies.

Future sales of common stock by Spescom, Ltd. or others could adversely affect the Company's stock price.

        Spescom Ltd. held 27,408,249 shares of the Company's common stock (including shares issuable upon conversion of preferred stock) as of February 1, 2005, and if it sells its shares of common stock in the future, the Company's stock price may be adversely affected. Spescom Ltd. also has certain demand and piggyback registration rights relating to 11,757,778 of these shares. On December 7, 2004, the Company registered with the Securities and Exchange Commission the resale of shares issued as part of a private placement completed in November 2004. Such registration statement, which has not yet been declared effective, covers 12,007,782 shares of common stock outstanding or issuable upon exercise of warrants. Sales of these shares, the shares registered pursuant to the registration statement of which this prospectus is part, or shares of the Company's common stock issued in any future offering could cause a decline in the price of the Company's stock.

The exercise of outstanding options and warrants would result in dilution of the Company's stock.

        As of February 11, 2005, stock options to purchase approximately 7,582,250 shares of common stock and warrants to purchase approximately 1,008,335 shares of common stock were outstanding. If all or a significant number of the options are exercised, shareholders could suffer significant dilution.

The Company is subject to significant foreign currency fluctuations which may have a material adverse effect on the Company's business and financial results.

        Many of our customers are located outside of the United States, with foreign-originated revenues accounting for 46% of fiscal 2004 revenues. Changes in foreign currency rates, the condition of local economies, and the general volatility of software markets may result in a higher or lower proportion of foreign revenues in the future. Although the Company's operating and pricing strategies take into account changes in exchange rates over time, future fluctuations in the value of foreign currencies may have a material adverse effect on the Company's business, operating results and financial condition.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of common shares by the selling shareholders. The proceeds from this offering are solely for the account of the selling shareholders. We may receive proceeds if the Warrants are exercised. Any net proceeds that we receive from any exercise of the Warrants will be used for general corporate purposes, including working capital for our business.

DILUTION

        The following table compares the $0.51 offering price (the average of the high and low price of the shares on February 16, 2005) of the shares to the cost to our existing stockholders of shares of common stock that they acquired from us within the past five years, that are issuable upon conversion of outstanding shares of preferred stock acquired from us within the past five years, or that they have the right to acquire from us under outstanding stock options or warrants.

	Shares Purchased			Total Consideration
							Average price per share
	Number		Percent	Amount		Percent(3)
Existing stockholders	53,367,957	(1)	89%	$23,263,527	(4)	87%	$0.44 (6)
New investors	6,723,335	(2)	11%	$3,428,901	(5)	13%	$0.51 (7)

Total	60,091,292		100%	$26,692,428		100%

(1)
The number of shares of our common stock currently outstanding that were purchased from us within the five years ended February 16, 2005 plus the number of shares of common stock that are issuable upon the conversion of outstanding shares of preferred stock that were purchased from us within the past five years, plus the number of shares issuable upon the exercise of currently outstanding stock options and warrants.

(2)
The maximum number of shares being offered to investors in this offering.

(3)
The percent that each number represents of the sum of both numbers.

(4)
The sum of the price paid to us for all shares of common stock purchased from us within the five years ended February 16, 2005 (including shares of preferred stock that are convertible into common stock) and the aggregate exercise price of all currently outstanding stock options and warrants. This sum includes: (a) $6,067,000 or $0.64 per share representing the book value of preferred stock and subordinated debt that the Company agreed to convert into 9,528,096 shares of common stock in April 2000; (b) $1,128,000 or $0.49 per share representing the market value at issuance of 2,304,271 shares of common stock issued in connection with the settlement of a class action lawsuit in June 2000; (c) $0 with respect to the issuance of 550,000 shares of common stock in October 2000 to Spescom Ltd. in exchange for Spescom Ltd.'s contribution of certain assets and liabilities of its United Kingdom subsidiary (formerly ASL) to the Company that had a negative net book value; and (d) $500,000 with respect to the cancellation of $500,000 of indebtedness of the Company to Spescom, Ltd. in exchange for 1,428,571 shares of common stock in December 1999.

(5)
The product of an assumed offering price of $0.51 per share (the average of the high and low bid price of the shares on February 16, 2005) and the aggregate maximum number of shares being offered to investors in the offering.

(6)
The weighted average price of all shares purchased from us within the five years ended February 16, 2005 (including shares of preferred stock that are convertible into common stock) and the exercise price of all currently outstanding stock options and warrants.

(7)
For purposes of this table, we have assumed an offering price of $0.51 per share (the average of the high and low bid price of the shares on February 16, 2005).

        Our net tangible book value as of December 31, 2004 was approximately ($2,089,000), or ($0.05) per share of our common stock. If you invest in our common stock, your interest will be diluted to the extent of the difference between the price you pay per share of our common stock and the net tangible book value per share of our common stock at the time of your purchase. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, and dividing this amount by the number of shares of our common stock issued and outstanding after giving effect to the automatic conversion of all shares of our outstanding preferred stock. The sale of shares of common stock in this offering by the selling shareholders will not affect our net tangible book value because we will not receive any proceeds from their sale of our common stock. Based on our net tangible book value as of December 31, 2004 and assuming an offering price of $0.51 per share, investors in this offering will experience immediate and substantial dilution of $0.56 per share.

        The foregoing discussion is based upon the number of shares actually issued and outstanding as of February 16, 2005, which assumes the conversion of all of our outstanding shares of preferred stock into 11,757,778 shares of common stock. As of that date, there were 13,165,585 options and warrants outstanding at a weighted average exercise price of $0.31 per share and there were a total of 59,212 shares available for future awards under our stock incentive plans. To the extent outstanding options or warrants are exercised, you may experience further dilution.

        In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our shareholders.

DESCRIPTION OF CAPITAL STOCK

Authorized Stock

        As of the date of this prospectus, our authorized capital stock consists of 100,000,000 shares of common stock, no par value, and 1,000,000 shares of preferred stock, no par value. As of February 11, 2005, our issued and outstanding share capital consists of 34,212,997 common shares, 5,291 shares of Series F Preferred stock, and 2,000 shares of Series G Preferred Stock. These numbers exclude the approximately 3,608,335 common shares issuable upon the exercise of the Warrants, the 4,575,000 shares issuable upon exercise of warrants which shares are registered pursuant to the registration statement on Form S-2 the Company filed with the Securities and Exchange Commission on December 7, 2004, 5,082,250 common shares issuable pursuant to outstanding options under the Company's equity compensation plans, and 59,212 common shares currently available for future issuance under the Company's equity compensation plans. At the Company's annual meeting of shareholders scheduled for March 4, 2005, our shareholders will vote on a proposal to increase the number of shares reserved for issuance under our Amended and Restated 1996 Stock Incentive Plan from 5,425,000 to 7,425,000 shares.

Common Shares

        The holders of common stock are entitled to one vote per share on all matters voted on by the shareholders, including elections of directors. Subject to preferences that may apply to any of our outstanding preferred stock, holders of our common stock will receive ratably any dividends our board of directors declares out of funds legally available therefor and, in the event of liquidation or dissolution of the Company, is entitled to share in all assets remaining after payment of liabilities and any liquidation preference of any of our outstanding preferred stock. Our common stock has no preemptive rights, conversion rights, or other subscription rights or redemption or sinking fund provisions. The shares of our common stock to be issued upon completion of this offering will be fully paid and non-assessable.

Series F Convertible 5% Preferred Stock

        On September 30, 2003, the Company issued 5,291 shares of Series F Preferred Stock (the "Series F Preferred Shares") with a stated value of $1,000 per share in consideration of the cancellation of $5,291,000 of its debt owed to Spescom Ltd. and its subsidiary. The Series F Preferred Shares are convertible into the Company's common stock, at a stated conversion price of $0.45 per share, representing a total of 11,757,778 shares of the Company's common stock, subject to certain adjustments to prevent dilution. Such conversion may occur at the option of the holder until September 30, 2008. On that date, any outstanding Series F Preferred Shares not previously converted are to be converted automatically.

        The Series F Preferred Shares are entitled to a liquidation preference equal to $1,000 per share, plus accrued but unpaid dividends per share and interest on all accrued but unpaid dividends. The Series F Preferred Shares are also entitled to receive dividends of 5% of the stated value of $1,000 per share per annum, payable on a quarterly basis in cash or common stock (valued on the basis of the average per share market value on the 30 trading days immediately prior to the date on which such dividend is declared by the Board of Directors). Unpaid dividends, if any, accrue interest at the rate of 8% per annum. As part of the transaction, Spescom Ltd. and its U.K. subsidiary received certain demand and piggyback registration rights with respect to the common stock underlying the Series F Preferred Shares. The holder of each share of preferred stock is entitled to the number of votes equal to the number of shares of common stock which the Series F Preferred Shares is entitled to upon conversion on all matters submitted to the vote of the holders of common stock, and votes as a class with the holders of common stock. In a change of control, merger or sale, the holders of Series F

Preferred Shares would preserve their conversion rights and would be entitled to the same number and amount of shares immediately prior to such transaction.

Series G Convertible Preferred Stock

        On November 5, 2004, the Company issued 2,200 shares of Series G Preferred Stock (the "Series G Preferred Shares") with a stated value of $1,000 per share to Monarch Pointe Fund, Ltd. ("Monarch") in consideration for investment in a private placement financing. The Series G Preferred Shares are convertible into the Company's common stock, at a conversion price equal to 85% of the market price (the volume weighted average price of the Company's common stock during the 5 trading days prior to conversion, subject to adjustment), provided that in no event shall the conversion price exceed a ceiling price of $0.40 per share (the "Ceiling Price"), or be less than a floor price which varies with the aggregate gross revenues of the Company during the last four fiscal quarters for which revenues have been reported by the Company prior to such time, but which will not be lower than $0.30 per share. The Series G Preferred Shares are convertible into a maximum of 7,333,334 shares of the Company's common stock. The conversion price is subject to adjustment in the case of any stock split, combination, capital reorganization, reclassification, consolidation or merger, and certain dividends. Subject to certain exceptions, the conversion price is also subject to weighted average anti-dilution adjustment in the case of an issuance of shares of common stock or securities exercisable for or convertible into common stock, at a per share price, exercise price or conversion price less than the conversion price then in effect.

        The documentation governing the terms of the Series G Preferred Shares prohibits any conversion of Series G Preferred Shares that would result in the holder owning beneficially more than 9.99% of the outstanding shares of Common Stock of the Company as determined under Section 13(d) of the Securities Exchange Act of 1934.

        The Series G Preferred Shares are entitled to a liquidation preference equal to $1,000 per share, plus declared but unpaid dividends per share. Commencing on the date of issuance of the Series G Preferred Shares, and continuing until the effective date of the registration statement of which this prospectus is part, the Series G Preferred Shares are also entitled to receive dividends of 5% of the stated value of $1,000 per share per annum, payable monthly in arrears on the last day of each month based on the number of Series G Preferred Shares outstanding as of the first day of such month. On December 5, 2004, January 5, 2005 and February 5, 2005, the Company issued a total of 61,216 shares of common stock as dividends on the Series G Preferred Shares, and such shares are included in the registration statement the Company filed with the SEC on December 7, 2004 and amended February 22, 2005. The holder of the Series G Preferred Shares is entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.

The Warrants

        As of February 16, 2005, warrants to purchase a total of 5,583,335 shares of our common stock were outstanding. Of such shares, 1,008,335 are issuable under warrants issued together with shares of common stock in a private offering completed on September 29, 2003. Those warrants have an exercise price of $0.20 per share and expire on August 31, 2005. Each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations and reclassifications and consolidations. In addition, in connection with the September 2003 private offering, the Company entered into an agreement with PANCAR LLC ("Pancar"), a consulting firm, pursuant to which Pancar received a vested three-year option, expiring August 15, 2006, to purchase 1,000,000 shares of the Company's common stock at $0.22 per share, and the option to purchase an additional 1,500,000 shares of common stock at $0.22 per share if the Company consummates a transaction with investors introduced by or through Pancar that provides the Company with at least $2,400,000 in additional investment capital. The Pancar options and the warrants described above, which together comprise the "Warrants" referred to in this prospectus, are subject to registration rights described below.

Other Warrants

        In addition to the Warrants and shares issued pursuant to the Company's equity compensation plans, 2,750,000 common shares are issuable under warrants issued together with shares of preferred stock in the private offering of Preferred Shares to Monarch Pointe Fund, Ltd. on November 5, 2004. Of such warrants, 2,200,000 were issued to Monarch and 550,000 were issued to its affiliate, Mercator Advisory Group, LLC ("Mercator"). Those warrants have an exercise price of $0.44 per share and expire on November 5, 2007. The warrants prohibit any exercise thereof that would result in the holder owning beneficially more than 9.99% of the outstanding shares of Common Stock of the Company as determined under Section 13(d) of the Securities Exchange Act of 1934.

        In connection with the private placement described above, we entered into an agreement with Cappello Capital Corp. ("Cappello"), an investment consulting firm, pursuant to which Cappello received warrants to purchase (i) 550,000 shares of the Company's common stock at a purchase price of $0.40 per share, expiring November 5, 2009, and (ii) 275,000 shares of the Company's common stock at a purchase price of $0.44 per share, expiring November 5, 2007.

        In addition, on November 4, 2004, the Company issued to Trilogy Capital Partners, Inc. ("Trilogy") warrants to purchase 1,000,000 shares of its common stock at $0.40 per share, expiring November 3, 2007. The warrants vest and become exercisable as follows: (i) 500,000 warrants vest on the date that the average of the last sale price of the Company's stock on the OTC Bulletin Board for the ten trading days immediately preceding such date (the "Market Price") exceeds $0.60 per share, (ii) 250,000 warrants vest on the date that the Market Price exceeds $0.70 per share, and (iii) the remaining 250,000 warrants vest and become exercisable on the date that the Market Price exceeds $0.80 per share.

Registration Rights

Common Stock and Warrants Issued in Private Placement

        In connection with our September 29, 2003 private offering, we entered into a registration rights agreement with certain investors for their benefit, and the benefit of the direct and indirect transferees of the shares sold in that offering. Under this registration rights agreement, we agreed to file with the SEC, no later than November 30, 2003, or as soon thereafter as is commercially reasonable, a shelf registration statement on the appropriate form under the Securities Act then available to us providing for the resale pursuant to Rule 415 under the Securities Act from time to time by the holders of the shares sold in that private offering as well as the shares issuable upon the exercise of warrants issued to each of such investors. The registration statement of which this prospectus is part was filed to satisfy that obligation.

Additional Warrants

        All of the shares that may be issued upon exercise of the Warrants are subject to registration rights. The 1,008,335 shares issuable upon exercise of the warrants issued in our September 29, 2003 private placement are subject to the registration rights described above under "Common Stock and Warrants Issued in Private Placement." The remaining warrants to purchase 100,000 shares expired on December 15, 2004.

        The agreement with Pancar also grants Pancar piggyback registration rights, entitling it to request that the Company use reasonable efforts to register its option shares if the Company at any time proposes to register any of its equity securities under the Securities Act. Pancar has elected to include the shares issuable upon exercise of its option in this registration statement.

        The warrants issued to Monarch, Mercator, Trilogy and Cappello all provide for piggyback registration rights which allow the holders to request that the Company register its common stock after notification by the Company that it proposes to register any of its securities under the Securities Act of 1933 for sale to the public. All of the common shares issuable upon exercise of such warrants are included in the registration statement the Company filed with the SEC on December 7, 2004 and as amended on February 22, 2005.

Additional Shares of Common Stock

        On September 9, 2003 and March 5, 2004, we entered into Consultant Agreements with a public relations consulting firm, pursuant to which certain public relations services were provided to the Company for certain consideration, including 90,000 fully-paid, non-assessable shares of the Company's common stock pursuant to the September 9, 2003 agreement and 75,000 shares of the Company's common stock pursuant to the March 5, 2004 agreement We granted the consulting firm piggyback registration rights under the Consultant Agreements. The 90,000 shares issued pursuant to the September 9, 2003 agreement are included in the registration statement of which this prospectus is part, and the 75,000 shares issued pursuant to the March 5, 2004 agreement are included in the registration statement the Company filed with the SEC on December 7, 2004.

Series F Convertible 5% Preferred Stock

        As discussed above under "Series F Convertible 5% Preferred Stock", in connection with the September 30, 2003 Debt Conversion Agreement with Spescom Ltd. and Spescom UK, we entered into a registration rights agreement with Spescom Ltd. and Spescom UK for their benefit, and the benefit of the direct and indirect transferees of the shares sold in that offering. Under that registration rights agreement, we granted Spescom Ltd. and Spescom UK: (i) piggyback registration rights, entitling them to request that the Company cause to be registered any registrable securities they request to be registered in the event the Company proposes to register any of its stock or other securities under the Securities Act; (ii) demand registration rights, entitling them to request in writing that the Company register an offering of registrable securities under the Securities Act with respect to at least 25% of the registrable securities held by the holders; and (iii) Form S-3 registration rights, entitling Spescom Ltd. and Spescom UK to request that the Company effect a registration on Form S-3 or any successor form with respect to at least 25% of the registrable securities owned by the holders, and requiring the Company to cause, as soon as practicable, such securities to be registered on Form S-3, provided that the Company is not obligated to effect any such registration: (a) if the holders propose to sell such registrable securities and any other securities at an aggregate price to the public of less than $1,000,000; (b) if the Company has, within the twelve month period preceding the date of such request, already effected two registrations on Form S-3 for the holders; (c) if the Company furnishes to the holders a certificate signed by the Chief Executive Officer of the Company stating that in the good faith judgment of the board of directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effective at such time, in which event the Company has the right to defer the filing of the Form S-3 registration statement for a period of not more than 90 days after receipt of the request of the holders.

Transfer Agent

        Our registrar and transfer agent for the shares is Mellon Investor Services, 400 South Hope Street, 4th Floor, Los Angeles, California 90071.

PRINCIPAL AND SELLING SHAREHOLDERS

        The following table sets forth information as to shares of the Common Stock owned as of February 11, 2005 by (i) each director, (ii) the Company's Chief Executive Officer, (iii) the four other most highly compensated executive officers having compensation of $100,000 or more during the fiscal year ended September 30, 2004 (iv) all directors and executive officers as a group and (v) each person who, to the extent known to the Company, beneficially owned more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated in the footnotes following the table, the persons as to whom the information is given have sole voting and investment power over the shares shown as beneficially owned, subject to community property laws where applicable.

Name	Number of Shares(1)		Percent of Class (1)
Spescom Ltd.(3)	27,408,249	(3)	59.6%
Monarch Pointe Fund Ltd	9,594,500	(5)	21.9%
Forest Securities Limited	3,141,910		9.2%
Carl Mostert(2)	27,820,749	(3)	60.0%
Johann Leitner	362,500		1.0%
D. Ross Hamilton	201,450		*
Hilton Isaacman(2)	27,558,249	(3)	59.8%
James P. Myers(2)	27,477,499	(3)	59.7%
Larry D. Unruh	88,047		*
John W. Low	417,000		1.2%
Mark Schneider	137,700		*
Pierre de Wet	183,100		*
Michael Silverman	6,250		*
All Current Directors and Executive Officers as a Group (11 persons) (2)	29,443,546	(3)	61.6%

*
Less than one percent.

(1)
Amounts and percentages include shares of Common Stock that may be acquired within 60 days of February 11, 2005 through the exercise of stock options as follows: 412,500 shares for Mr. Mostert, 181,500 shares for Mr. De Wet, 363,500 shares for Mr. Low, 134,500 shares for Mr. Schneider, 83,750 shares for Mr. Hamilton, 83,750 shares for Mr. Unruh, 362,500 shares for Dr. Leitner, 150,000 shares for Mr. Isaacman, 56,250 shares for Mr. Myers, 6,250 shares for Mr. Silverman, and 1,842,000 shares for all directors and executive officers as a group.

(2)
Mr. Mostert was appointed to the board of directors of Spescom Ltd. in January 2004. Dr. Myers is also a member of the board of directors of Spescom Ltd., and Mr. Isaacman serves as its Director of Corporate Finance. As affiliates of Spescom Ltd., Messrs. Mostert and Isaacman and Dr. Myers could be deemed to be beneficial owners of the shares of Common Stock owned by Spescom Ltd.. However, Messrs. Mostert and Isaacman and Dr. Myers disclaim beneficial ownership of all such shares.

(3)
Amount includes 11,757,778 shares of Common Stock issuable upon conversion of the Series F Preferred Stock at a stated conversion price of $0.45 per share.

(4)
The primary business address of Spescom Ltd. and Messrs. Isaacman and Myers is Spescom Park, Cnr. Alexandra & Second Street, Halfway House, Midrand 1685, South Africa.

(5)
Amount includes 9,533,334 shares of Common Stock, (i) up to 7,333,334 of which are issuable upon conversion of the Series G Preferred Stock at a at a conversion price equal to 85% of the market price (the volume weighted average price of the Company's common stock during the 5 trading days prior to conversion, subject to adjustment), provided that in no event shall the conversion price exceed a Ceiling Price of $0.40 per share, or be less than a floor price which varies with the aggregate gross revenues of the Company during the last four fiscal quarters for which revenues have been reported by the Company prior to such time, but which will not be lower than $0.30 per share or higher than $0.40 per share, and (ii) 2,200,000 of which are issuable upon the exercise of a warrant with a stated exercise price of $0.44 which expires November 5, 2007. The documentation governing the terms of the Series G Preferred Shares and the warrants prohibits any conversion of Series G Preferred Shares or exercise of the warrants that would result in the holder owning beneficially more than 9.99% of the outstanding shares of Common Stock of the Company as determined under Section 13(d) of the Securities Exchange Act of 1934.

Selling Shareholders

        The following table sets forth the number of common shares owned by each of the selling shareholders as of February 16, 2005. To our knowledge, except as provided below, none of the selling shareholders has had a material relationship with us within the past three years other than as a result of the ownership of the shares covered by this prospectus. Because the selling shareholders may offer all or some of the shares which they hold pursuant to the offering contemplated by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no definitive estimate can be given as to the amount of shares that will be held by the selling shareholders after completion of this offering and the following table has been prepared on the assumption that all options and warrants will be exercised and all common shares offered hereby will be sold. The selling shareholders named below are not obligated to sell any of the shares shown as offered by them below but may offer the shares offered by this prospectus from time to time.

	Shares beneficially owned as of February 16, 2005
				Shares beneficially owned after offering
		Common Shares issuable on exercise of warrants/ options
Name of Shareholder	Common Shares		Shares being offered	Number of Shares	Percent of Class
Ivanhoe Irrevocable Trust (2)	510,000	170,000	680,000	0	0%
Martin Lowenthal (9)	250,000	83,334	333,334	0	0%
Russell Schechter	50,000	16,667	66,667	0	0%
The Meyerowitz Family Trust (3)	55,000	18,333	73,333	0	0%
Larry P. Isaacs	100,000	33,333	133,333	0	0%
Norman and Heather Sarkin Family Trust UT dated 3/4/91 (7)	27,500	9,167	36,667	12,500	*
Radcliffe Investment Partners I (4)	237,500	75,000	300,000	24,000	*
Donald Radcliffe	174,000	50,000	200,000	0	0%
Rachel Glicksman (11)	388,450	208,333	596,783	0	0%
Alan Binder	125,000	41,667	166,667	0	0%
Ran H. Furman	25,000	8,333	33,333	0	0%
Smulowitz Family Trust dated 1/12/95 (5) (11)	0	5,000	5,000	0	0%
Melinda Udell	170,000	50,000	200,000	20,000	*
Arthur Klitofsky	10,000	3,333	13,333	0	0%
Peter Castellanos	50,000	16,667	66,667	0	0%
Len Rothstein (10) (11)	5,000	7,500	12,500	0	*
John Coppa	67,000	10,000	40,000	37,000	*
Tom Tuminello	50,000	16,667	66,667	0	0%
Victor Schipa	50,000	16,667	66,667	0	0%
Carla Candelmo	15,000	5,000	20,000	37,500	*
Mario Vaccaro	87,500	16,667	66,667	0	0%
Harvey Braun	250,000	83,333	333,333	0	0%
Jane Lenahan	180,000	41,667	166,667	55,000	*
Ruth Liliana Vinueza	15,000	5,000	20,000	0	0%
Frank Carone (11)	50,000	16,667	66,667	0	*
PANCAR LLC (1)	0	2,500,000	2,500,000	0	0%
Jesup & Lamont Securities Corporation (12)	0	50,000	50,000	0	0%
David W. Unsworth, Jr.(12)	0	50,000	50,000	0	0%
CEOcast, Inc. (8)	165,000	0	90,000	75,000	*
Total (11)	3,106,950	3,608,335	6,454,285	261,000	*

        * Less than one percent.

This table is based upon information supplied by the selling shareholders.

(1)
Pancar is an investment consulting firm that the Company engaged to assist us with a private placement. Barry Schechter has sole voting and investment control over the options held by Pancar. For more detailed information, please see "Description of Capital Stock/The Warrants" on page 15.

(2)
Barry Schechter is the sole trustee of the Ivanhoe Irrevocable Trust and has sole voting and investment control over the common shares held by the Ivanhoe Irrevocable Trust.

(3)
Wayne B. Meyerowitz and Mandi L. Meyerowitz are the trustees of the Meyerowitz Family Trust and together have voting and investment control over the common shares held by such Trust.

(4)
Donald Radcliffe has sole voting and investment control over the securities held by Radcliffe Investment Partners I.

(5)
The trustees of the Smulowitz Family Trust are Ian S. Smulowitz and Linda Smulowitz, who together have voting and investment control over the common shares held by such Trust.

(6)
Stephen DeGroat holds voting and investment control over the warrants held by Jesup & Lamont Securities Corporation. Jesup & Lamont Securities Corporation is a broker-dealer. Its warrants were received by a predecessor firm, Broadmark Capital, in connection with advisory work performed in 1999. At the time of receipt of such warrants, Broadmark Capital had no agreements or understanding with any person to distribute the securities.

(7)
Norman Sarkin and Heather Sarkin are the trustees of the Norman and Heather Sarkin Family Trust UT dated 3/4/51 and together have voting and investment control over the common shares held by such Trust. The Sarkin Family Trust purchased the securities in the ordinary course of business, and at the time of purchase of such securities, there were no agreements or understandings, directly or indirectly, with any person, to distribute the securities. Norman Sarkin is a registered representative of Capital Analysts Incorporated, a registered broker-dealer.

(8)
Kenneth Sgro has sole voting and investment control over the securities held by CEOcast, Inc. The 75,000 shares CEO Cast beneficially owns but are not registered pursuant to the registration statement of which the prospectus is part were registered with the SEC pursuant to the registration statement on Form S-2 filed by the company on December 7, 2004, which registration statement has not been declared effective.

(9)
Martin Lowenthal purchased the securities in the ordinary course of business, and at the time of purchase of such securities, there were no agreements or understandings, directly or indirectly, with any person, to distribute the securities. Mr. Lowenthal is a branch manager of Carlin Equities, a registered broker-dealer.

(10)
Len Rothstein purchased the securities in the ordinary course of business, and at the time of purchase of such securities, there were no agreements or understandings, directly or indirectly, with any person, to distribute the securities. Mr. Rothstein is a registered broker with Western International Securities.

(11)
Since the commencement of the offering under this Registration Statement, selling shareholders have sold 269,050 shares, which are not reflected in the table above, as follows: Rachel Glicksman sold 236,550 shares, the Smulowitz Family Trust dated 1/12/95 sold 15,000 shares, and Len Rothstein sold 17,500.

(12)
These warrants expired unexercised on December 15, 2004.

PLAN OF DISTRIBUTION

        The selling shareholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling shareholders) may sell the common shares offered by this prospectus from time to time on any stock exchange or automated interdealer quotation system on which the common shares are listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling shareholders may sell the common shares by one or more of the following methods, without limitation:

  •
  Block trades in which the broker or dealer so engaged will attempt to sell the common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  An exchange distribution in accordance with the rules of any stock exchange on which the common shares are listed;

  •
  Ordinary brokerage transactions and transactions in which the broker solicits purchases;

  •
  Privately negotiated transactions;

  •
  In connection with short sales of Company shares;

  •
  Through the distribution of common shares by any selling shareholder to its partners, members or stockholders;

  •
  By pledge to secure debts of other obligations;

  •
  In connection with the writing of non-traded and exchange-traded call options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options;

  •
  Purchases by a broker-dealer as principal and resale by the broker-dealer for its account; or

  •
  In a combination of any of the above.

        These transactions may include crosses, which are transactions in which the same broker acts as an agent on both sides of the trade. The selling shareholders may also transfer the common shares by gift. We do not know of any arrangements by the selling shareholders for the sale of any of the common shares.

        The selling shareholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the common shares. These brokers or dealers may act as principals, or as an agent of a selling shareholder. Broker-dealers may agree with a selling shareholder to sell a specified number of the shares at a stipulated price per share. If the broker-dealer is unable to sell common shares acting as agent for a selling shareholder, it may purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire common shares as principals may thereafter resell the shares from time to time in transactions in any stock exchange or automated interdealer quotation system on which the common shares are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling shareholders may also sell the common shares in accordance with Rule 144 or Rule 144A under the Securities Act, rather than pursuant to this prospectus. In order to comply with the securities laws of some states, if applicable, the shares of common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers.

        From time to time, one or more of the selling shareholders may pledge, hypothecate or grant a security interest in some or all of the shares owned by them. The pledgees, secured parties or person to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling shareholders. The number of a selling shareholder's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for that selling shareholder's shares will otherwise remain unchanged. In addition, a selling shareholder may, from time to time, sell the shares short, and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover short sales.

        To the extent required under the Securities Act, the aggregate amount of selling shareholders' shares being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters, any applicable commission and other material facts with respect to a particular offer will be set forth in an accompanying prospectus supplement or a post-effective amendment to the registration statement of which this prospectus is a part, as appropriate. Any underwriters, dealers, brokers or agents participating in the distribution of the common shares may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling shareholder and/or purchasers of selling shareholders' shares, for whom they may act (which compensation as to a particular broker-dealer might be less than or in excess of customary commissions). Neither we nor any selling shareholder can presently estimate the amount of any such compensation.

        The selling shareholders and any underwriters, brokers, dealers or agents that participate in the distribution of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions. If a selling shareholder is deemed to be an underwriter, the selling shareholder may be subject to certain statutory liabilities including, but not limited to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. Selling shareholders who are deemed underwriters within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The SEC staff is of a view that selling shareholders who are registered broker-dealers or affiliates of registered broker-dealers may be underwriters under the Securities Act. We will not pay any compensation or give any discounts or commissions to any underwriter in connection with the securities being offered by this prospectus.

        A selling shareholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common shares in the course of hedging the positions they assume with that selling shareholder, including, without limitation, in connection with distributions of the common shares by those broker-dealers. A selling shareholder may enter into option or other transactions with broker-dealers, who may then resell or otherwise transfer those common shares. A selling shareholder may also loan or pledge the common shares offered hereby to a broker-dealer and the broker-dealer may sell the common shares offered by this prospectus so loaned or upon a default may sell or otherwise transfer the pledged common shares offered by this prospectus.

        The selling shareholders and other persons participating in the sale or distribution of the common shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the common shares by the selling shareholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of common shares in the market and to the activities of the selling shareholders and their affiliates. Regulation M may restrict the ability of any person engaged in the distribution of the common shares to engage in market-making activities with respect to the particular common shares being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the common shares and the ability of any person or entity to engage in market-making activities with respect to the common shares.

        We have agreed to indemnify the selling shareholders who participated in our September 29, 2003 private placement (the "Private Placement Shareholders") and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the common shares offered by this prospectus, against specified liabilities, including liabilities under the Securities Act. The Private Placement Shareholders have agreed to indemnify us against specified liabilities.

        The common shares offered by this prospectus were originally issued to the Private Placement Shareholders pursuant to an exemption from the registration requirements of the Securities Act, as amended. We agreed to register the common shares issued to the Private Placement Shareholders under the Securities Act, and to keep the registration statement of which this prospectus is a part effective until one year after the effective date of the registration statement. We have agreed to pay all expenses incident to the registration of the common shares held by the Private Placement Shareholders in connection with this offering, but all selling expenses related to the securities registered shall be borne by the individual holders of such securities pro rata on the basis of the number of shares of securities so registered on their behalf.

        We will not receive any proceeds from sales of any common shares by the selling shareholders. We may receive proceeds upon the exercise of the Warrants. Any net proceeds that we receive from any exercise of the Warrants will be used for general corporate purposes, including working capital for our business.

        We cannot assure you that the selling shareholders will sell all or any portion of the common shares offered by this prospectus. In addition, we cannot assure you that a selling shareholder will not transfer the shares of our common stock by other means not described in this prospectus.

LEGAL MATTERS

        The validity of the shares under California law has been passed upon by Gibson, Dunn & Crutcher, LLP, Palo Alto, California.

EXPERTS

        The financial statements as of September 30, 2004 and for the year then ended incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A for the year ended September 30, 2004 have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The consolidated financial statements and related financial statement schedule as of and for each of the two years in the period ended September 30, 2003 have been incorporated in this prospectus by reference from the Spescom Software Inc. (formerly Altris Software Inc.) Form 10-K, as amended by Amendment No. 1 on Form 10-K/A as of September 30, 2004, have been incorporated by reference herein in reliance on the reports of Grant Thornton LLP, independent certified public accountants, given on their authority as experts in auditing and accounting.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following documents that we previously filed with the SEC pursuant to the Securities Exchange Act:

  (a)
  Our annual report on Form 10-K for the fiscal year ended September 30, 2004 filed on December 6, 2004 (delivered, without charge, with this prospectus);

  (b)
  Our Amendment No. 1 to our annual report on Form 10-K/A filed on January 28, 2005.

  (c)
  Our quarterly report on Form 10-Q for the fiscal quarter ended December 31, 2004 filed on February 14, 2005 (delivered, without charge, with this prospectus);

  (d)
  Our current reports on Form 8-K filed with the SEC on November 12, 2004, November 19, 2004 and January 28, 2005;

  (e)
  All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report referred to above.

        Documents incorporated by reference in this prospectus that are not delivered with this prospectus may be obtained from us without charge. You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

      Spescom Software Inc.
      10052 Mesa Ridge Court, Suite 100
      San Diego, California 92121
      Attention: Investor Relations
      (858) 625-3000

WHERE YOU CAN FIND MORE INFORMATION

        We filed with the SEC a registration statement on Form S-2 under the Securities Act for the common shares sold in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common shares and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.

        We also file annual, quarterly and special reports, proxy statements, and other information with the SEC. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement and any other document we file with the SEC may be inspected without charge at the public reference facilities maintained by the SEC in Room 1024, 450 Fifth Street, NW, Washington, DC 20549. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is http://www.sec.gov.

Website Access to our Periodic SEC Reports

        The Internet address of our corporate website is www.spescomsoftware.com. We intend to make our periodic SEC reports (on Forms 10-K and 10-Q) and current reports (on Form 8-K), as well as the beneficial ownership reports filed by our directors, officers and 10% stockholders (on Forms 3, 4 and 5) available free of charge through our website as soon as reasonably practicable after they are filed electronically with the SEC. We may from time to time provide important disclosures to investors by posting them in the investor relations section of our website, as allowed by SEC rules. The information on our website is not a part of this prospectus.

        No one (including any salesman or broker) is authorized to provide oral or written information about this offering that is not included in this prospectus.

6,723,335 Common Shares

Spescom Software Inc.

PROSPECTUS

March 16, 2005

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TABLE OF CONTENTS
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
PROSPECTUS SUMMARY
Our Company
Our Company
This Offering
RISK FACTORS
USE OF PROCEEDS
DILUTION
DESCRIPTION OF CAPITAL STOCK
PRINCIPAL AND SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INFORMATION INCORPORATED BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION